UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FUTUREFUEL CORP.

(Name of Registrant as Specified in its Charter)

N/A

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8235 Forsyth Blvd. - 4th Floor

Clayton, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 3, 2014

July 18, 2014

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Notice is hereby given that the annual meeting of shareholders of FutureFuel Corp. will be held on Wednesday, September 3, 2014 at 8235 Forsyth Blvd., 8th Floor, Clayton, Missouri 63105 at 10:00 a.m. local time, for the following purposes:

(1)	to elect three directors: Lee E. Mikles, Paul M. Manheim and Thomas R. Evans;

(2)	to ratify the appointment of RubinBrown LLP as our independent auditor for the year ending December 31, 2014;

(3)	to make an advisory vote on the compensation of our named executive officers; and

(4)	to transact such other business as may properly come before the meeting.

The record date for the determination of holders of our common stock entitled to notice of and to vote at the annual meeting of shareholders is July 11, 2014. Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting or any adjournment thereof. It is important that your shares be represented at this meeting to help ensure the presence of a quorum.

By Order of the Board of Directors,

     /s/ Rose M. Sparks

Rose M. Sparks, Chief Financial Officer

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 3, 2014

This notice, the proxy statement attached to this notice, and our annual report to shareholders for the year ended December 31, 2013 are available free of charge on the “Investor Relations” page of our website at http://ir.futurefuelcorporation.com/proxy.cfm.

8235 FORSYTH BLVD., 4TH FLOOR

CLAYTON, MISSOURI 63105

PROXY STATEMENT

This Proxy Statement contains information relating to the 2014 annual meeting of shareholders of FutureFuel Corp. (or the Company, we, us, or our). Through this mailing, our board of directors is soliciting proxies for this annual meeting. Our Annual Report for the year ended December 31, 2013 is also enclosed with this Proxy Statement, as are proxy cards. These documents provide important information about our business, including audited financial statements.

Date, Time, and Place Information.

Date, Time, and Place of the Meeting.

The 2014 annual meeting of our shareholders will be held at 8235 Forsyth Blvd., 8th Floor, Clayton, Missouri 63105 on Wednesday, the 3rd day of September, 2014 at 10:00 a.m., local time, subject to adjournments or postponements.

Approximate Date on Which this Proxy Statement Is First Sent to Security Holders.

This Proxy Statement, the form of proxy included herein, our 2013 Annual Report and our March 31, 2014 Report on Form 10-Q are first being sent or delivered to security holders on or around July 22, 2014.

Shareholder Proposals for the Next Annual Meeting.

Any shareholder desiring to make a proposal to be acted upon at the 2015 annual meeting of our shareholders and to be considered for inclusion in our proxy statement and form of proxy for that annual meeting, must present such proposal to us at our principal office set forth above by March 24, 2015.

In addition to any other applicable requirements, for business properly to be brought before an annual meeting by a shareholder (including business not to be considered for inclusion in our proxy statement), our bylaws provide that the shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive office, 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105, not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 20th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a shareholder’s notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. If a shareholder desires to submit a proposal to be acted upon at our 2015 annual meeting but not included in our proxy statement and form of proxy for that meeting, such shareholder must satisfy the advance notice provisions of our bylaws described in the following paragraph.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable United States Securities and Exchange Commission (or SEC) proxy rules and the policies of the nominating/corporate governance committee of our board, particularly appendices A, B, and C of our nominating/corporate governance committee charter. A copy of our nominating/corporate governance committee charter may be found on our internet web site at http://ir.futurefuelcorporation.com/governance.cfm. In addition, a copy may be obtained free of charge through a written request to us at our principal executive office set forth above, attention corporate secretary.

Matters to Be Voted Upon.

The following matters are to be voted upon at the 2014 annual meeting of our shareholders.

PROPOSAL ONE - ELECTION OF DIRECTORS

Our board has nominated three persons for election to our board at the 2014 annual meeting of our shareholders: Lee E. Mikles, Paul M. Manheim and Thomas R. Evans, each as a Class B director.

Lee E. Mikles

Mr. Mikles has been a member of our board since inception and served as our chief executive officer from inception through January 2013. In addition, he served as our principal financial officer before our acquisition of FutureFuel Chemical Company and thereafter through January 31, 2008. Mr. Mikles presently serves as our president. Mr. Mikles was chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005. He was also chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005. Additionally, Mr. Mikles has served on the board of directors of Pacific Capital Bankcorp., Official Payments Corporation, Coastcast Corporation, Nelnet, Inc., Imperial Bank and Imperial Bancorp. He currently serves on the board of directors of Boss Holdings, Inc. and Pendrell Corp. (NASDAQ: PCO).

Our board believes that Mr. Mikles’ experience, knowledge, skills, and expertise as our president and his knowledge of our operations and business strategies gained over his seven plus years of service to us in various roles provide valuable perspective to our board and add significant value. Additionally, Mr. Mikles’ finance and investment experience from his involvement with Mikles/Miller Management, Inc. is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Mikles’ service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul M. Manheim

Mr. Manheim has been a member of our board since July 15, 2011. Mr. Manheim currently is a non-executive director of HAL Real Estate Investments Inc., which develops and owns a portfolio of real estate in the Pacific Northwest consisting of multi-family, office, and mixed-use assets. He was the president and chief executive officer of HAL Real Estate Investments Inc. until September 2005. HAL Real Estate Investments Inc. is a subsidiary of HAL Holding N.V. Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas. Since June 2005, Mr. Manheim has been the chairman of the board of Shanghai Red Star Optical Company, which owns a portfolio of optical retail outlets in China and is affiliated with Europe’s largest optical retailer. Mr. Manheim has served as a director and chairman of the audit committee of WPT GP, LLC, the general partner of World Point Terminals, LP and its predecessor since 2009. Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and qualified as a Chartered Accountant in 1976.

Our board believes that Mr. Manheim’s experience, knowledge, skills, and expertise acquired as the president and chief executive officer at HAL Real Estate Investments Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Manheim’s service and experience as a director for other boards strengthens the governance and functioning of our board. Finally, Mr. Manheim’s experience as the chairman of the audit committee of WPT GP, LLC and his experience as a chartered accountant add significant value to our board.

Thomas R. Evans

Mr. Evans has been a member of our board since May 2006. From June 2004 until December 2013, he served as president and chief executive officer of Bankrate, Inc., an Internet based aggregator of financial rate information. Mr. Evans was a director of Bankrate, Inc. from May 2004 through December 2013. From 1999 to 2002, Mr. Evans was chairman and chief executive officer of Official Payments Corporation, an Internet processor of payment to government entities. He currently serves as a director of Shutterstock, Inc. (NYSE: SSTK) and Millenial Media, Inc. (NYSE: MM).

Our board believes that Mr. Evans’ experience, knowledge, skills, and expertise acquired as the president and chief executive officer at Bankrate, Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Evans’ service and experience as the head of our audit committee and an independent director of our board, together with his experience as a director for other boards, including active involvement in strategy discussions and other matters, strengthen the functioning of our board.

Under our certificate of incorporation, our directors are divided into three classes, which serve for staggered three-year terms. All three of these individuals are standing for reelection. Each was most recently re-elected as a Class B director at our 2011 annual shareholder meeting. Each nominee has agreed, if elected at the 2014 annual meeting of our shareholders, to serve as a Class B member of our board for a three-year term expiring in 2017.

The persons named as attorneys-in-fact in the accompanying shareholder proxy card will vote for the election of the nominees listed above as director, unless authority to so vote is withheld. Although our board expects that the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, shares of our common stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying shareholder proxy card.

The names of the nominees for election and the other continuing members of our board, and certain other information with respect to such persons, are set forth below.

Nominees For Election as a Class B Director For a Three-Year Term Expiring in 2017

Name, Age, and Positions with the Company	Director of the Company Since
Lee E. Mikles, 58; Director and President.	2005
Paul M. Manheim, 65; Director.	2011
Thomas R. Evans, 59; Director.	2006

Continuing Directors

Name, Age, and Positions with the Company	Class	Term Expiring	Director of the Company Since
Paul A. Novelly, 70. Mr. Novelly has been our chairman and a member of our board since inception; he has been our chief executive officer since January 2013.	C	2015	2005
Paul G. Lorenzini, 74. Mr. Lorenzini has been a member of our board since January 8, 2007 and our chief operating officer since April 21, 2008.	C	2015	2007
William J. Doré, 71. Mr. Doré has served on our board since August 13, 2012.	C	2015	2012
Donald C. Bedell, 73. Mr. Bedell has been a member of our board since February 26, 2008.	A	2016	2008
Edwin A. Levy, 77. Mr. Levy has been a member of our board since November 26, 2005.	A	2016	2005

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

RubinBrown LLP has been our independent auditor for the fiscal years ending December 31, 2008 through December 31, 2013. Our board seeks shareholder ratification of its appointment of RubinBrown LLP as our independent auditor for the fiscal year ended December 31, 2014. A representative from the firm is expected to be present at the 2014 annual meeting of our shareholders and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions. Additional information regarding our independent auditor is set forth under the caption “Independent Public Accountants” beginning at page 26 below. If our shareholders do not ratify the appointment of RubinBrown LLP, our board will consider the selection of other auditors.

In light of the foregoing, we ask our shareholders to vote on the following resolution at the 2014 annual meeting of our shareholders.

RESOLVED, that the shareholders of the Company ratify the selection of RubinBrown LLP as the Company’s independent auditor for the fiscal year ending December 31, 2014.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

PROPOSAL THREE – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis beginning at page 19 below and the tabular disclosure regarding the compensation of our named executive officers and the accompanying narrative.

This proposal (often referred to as a “say-on-pay” proposal), gives our shareholders the opportunity to endorse, or not endorse, the compensation of our named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on the Company, our board, or the compensation committee of our board. Our compensation committee, however, will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail under Compensation of Directors and Executive Officers beginning at page 19 below, we seek to offer a compensation structure designed to compare favorably with our competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value, and the total executive compensation opportunity for our executive officers is intended to create a compensation program that maximizes executive talent and rewards a high level of performance.

In light of the foregoing, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and narrative disclosure.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Revocability of Proxy.

Execution and return of a proxy card will not in any way affect a shareholder’s right to attend and to vote in person at the 2014 annual meeting of our shareholders. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by: (i) filing a notice of revocation with our corporate secretary at 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105; (ii) executing and delivering a duly executed proxy bearing a later date; or (iii) attending the 2014 annual meeting of our shareholders and voting in person. A notice of revocation need not be on any specific form. Attendance at the 2014 annual meeting of our shareholders will not by itself constitute revocation of a proxy.

Dissenters Rights of Appraisal.

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2014 annual meeting of our shareholders.

Persons Making the Solicitation.

The solicitation in this Proxy Statement is being made by us. We will solicit proxies by mail or by telephone, and our directors, officers, and employees also may solicit proxies, without additional compensation, on our behalf. We will not be using any specially engaged employees or paid solicitors. All expenses incurred in this solicitation will be paid by us. Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

None of our directors has informed us in writing that he intends to oppose any action intended to be taken by us at the 2014 annual meeting of our shareholders.

Interest of Certain Persons in Matters to be Acted Upon.

None of our directors, executive officers, the nominees for director, or any of their associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2014 annual meeting of our shareholders.

Voting Securities and Principal Holders Thereof.

Voting Securities.

We only have one class of voting stock outstanding, and that is our common stock. As of July 11, 2014 (the record date for our 2014 annual shareholder meeting), there were outstanding 43,606,117 shares of our common stock. Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the 2014 annual meeting of our shareholders.

Record Date.

Our board has fixed the close of business on July 11, 2014 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the 2014 annual meeting of our shareholders. Accordingly, only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of the 2014 annual meeting of our shareholders and to attend and vote at such meeting.

Cumulative Voting Rights.

Holders of our common stock do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners.

The following table sets forth the number and percentage of shares of our common stock owned by all persons known by us to be the beneficial owners of more than 5% of our shares of common stock as of July 11, 2014.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Stock
Paul A. Novelly, 8235 Forsyth Blvd., 4th Floor, Clayton, MO 63105(a)	17,725,100	40.7%
Lee E. Mikles, 1486 E. Valley Road, Santa Barbara, CA 93108(b)	2,280,910	5.2%

__________

(a)

Includes 16,835,100 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 515,000 shares of common stock held by Mr. Novelly personally. Mr. Novelly is the chief executive officer of both named entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b)

Includes 2,075,200 shares of common stock held by the Lee E. Mikles Revocable Trust dated March 26, 1996 and 30,000 shares held by Mr. Mikles’ in an IRA/SEP account. Also includes 120,000 shares of common stock held by the Lee E. Mikles Gift Trust dated October 6, 1999, as to which Mr. Mikles is the settlor of the trust, but is not a trustee or a beneficiary. Mr. Mikles disclaims beneficial ownership of the shares owned by the Gift Trust. Also includes 27,500 shares held by the Alison L. Mikles Irrevocable Trust. Miss Mikles is the minor child of Mr. Mikles and lives in Mr. Mikles’ household. However, Mr. Mikles is not the trustee or beneficiary of such trust and disclaims beneficial ownership. Also includes 15,110 shares of common stock held by Lori Mikles, the spouse of Mr. Mikles, either in her own name or an IRA account. Mr. Mikles disclaims beneficial ownership of the shares owned by his wife. Also includes 1,000 shares held for the benefit of Mr. Mikles daughter and 11,100 shares held for the benefit of Mr. Mikles sons. All children are minors and live in Mr. Mikles’ household, but Mr. Mikles disclaims beneficial ownership of such shares.

Security Ownership of Management.

The following table sets forth information, as of July 11, 2014, regarding the beneficial ownership of our common stock by each of our directors and executive officers and the executive officers of FutureFuel Chemical Company. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them and none of such shares have been pledged as security.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock
Paul A. Novelly(a)	17,725,100	40.7%
Lee E. Mikles(b)	2,280,910	5.2%
Paul G. Lorenzini(c)	719,877	1.7%
Edwin A. Levy(d)	288,750	0.7%
William J. Doré	300,000	0.7%
Sam Dortch(f)	56,654	0.1%
Thomas R. Evans	45,000	0.1%
Donald C. Bedell(e)	45,097	0.1%
Paul M. Manheim	2,000	*
Rose M. Sparks	9,432	*

All directors and executive officers	21,472,820	49.3%

__________

(a)

Includes 16,835,100 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 515,000 shares of common stock held by Mr. Novelly personally. Mr. Novelly is the chief executive officer of both named entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b)

Includes 2,075,200 shares of common stock held by the Lee E. Mikles Revocable Trust dated March 26, 1996, 5,000 shares held by Mr. Mikles’ IRA account, and 25,000 shares held by an SEP. Also includes 120,000 shares of common stock held by the Lee E. Mikles Gift Trust dated October 6, 1999, as to which Mr. Mikles is the settlor of the trust, but is not a trustee or a beneficiary. Mr. Mikles disclaims beneficial ownership of the shares owned by the Gift Trust. Also includes 27,500 shares held by the Alison L. Mikles Irrevocable Trust. Miss Mikles is the minor child of Mr. Mikles and lives in Mr. Mikles’ household. However, Mr. Mikles is not the trustee or beneficiary of such trust and disclaims beneficial ownership. Also includes 15,110 shares of common stock held by Lori Mikles, the spouse of Mr. Mikles, either in her own name or an IRA account. Mr. Mikles disclaims beneficial ownership of the shares owned by his wife. Also includes 1,000 shares held for the benefit of Mr. Mikles daughter and 11,100 shares held for the benefit of Mr. Mikles sons. All children are minors and live in Mr. Mikles’ household, but Mr. Mikles disclaims beneficial ownership of such shares.

(c)

Includes 55,000 shares of common stock owned by Mr. Lorenzini’s spouse; Mr. Lorenzini disclaims beneficial ownership thereof. Includes 5,000 shares owned by the Lorenzini Friends and Family Gift Trust, a trust established by Mr. Lorenzini and his spouse, as to which Mr. Lorenzini and his spouse are the trustees but not the beneficiaries; Mr. Lorenzini disclaims any beneficial interest in the shares of our common stock held by this trust.

(d)

Does not include 1,275 shares of our common stock owned by The Edwin A. Levy Charitable Foundation, Inc., a New York not-for-profit corporation as to which Mr. Levy is a founder and director but not a beneficiary. Mr. Levy disclaims beneficial ownership of shares owned by the Foundation.

(e)

Includes 2,300 shares of common stock owned by the Alexandra Nicole Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,300 shares of common stock owned by the Ashlyn Tate Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,300 shares of common stock owned by the Hailey Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Also includes 38,197 shares of our common stock held by the Africa Exempt Trust, of which Mr. Bedell is a beneficiary.

(f)	Includes 49,247 shares of common stock held in an IRA established by Mr. Dortch.

*	Denotes an ownership percentage of less than 1%.

Change in Control.

We are not aware of any arrangement (including any pledge by any person of any of our securities) the operation of which may at a date subsequent to the date of this Proxy Statement result in a change in control of us. Further, we are not aware that a change in control of us has occurred since the beginning of our last fiscal year. As of December 31, 2013, we had no contracts, agreements, plans or arrangements to provide payments to any named executive officer at, following or in connection with any termination of employment, change in the named executive officer’s responsibilities or change of control.

Directors and Executive Officers.

Material Proceedings.

No director, officer, or affiliate of us, no owner of record or beneficially of more than five percent of any class of our voting securities, and no associate of any such director, officer, affiliate, or owner is a party in any material proceeding adverse to us or to any of our subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons.

Identification of Directors.

Our directors are as follows:

Name	Age	Director Since	Term Expires
Paul A. Novelly, chairman of the board and chief executive officer	70	2005	2015
Lee E. Mikles, president	58	2005	2014
Edwin A. Levy	77	2005	2016
Thomas R. Evans	59	2006	2014
Paul G. Lorenzini, chief operating officer	74	2007	2015
Donald C. Bedell	73	2008	2016
Paul M. Manheim	65	2011	2014
William J. Doré	71	2012	2015

There is no arrangement or understanding between any of the above directors and any other person pursuant to which such person was or is to be selected as a director.

Identification of Executive Officers.

The current executive officers of the Company are as follows:

Name	Position	Age	Officer Since
Paul A. Novelly	Chairman of the Board and Chief Executive Officer	70	2005
Lee E. Mikles	President	58	2005
Paul G. Lorenzini	Chief Operating Officer	74	2008
Rose Sparks	Principal Financial Officer and Treasurer	47	2012

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Identification of Certain Significant Employees.

The following individuals are executive officers of FutureFuel Chemical Company who are expected to make significant contributions to our business.

Name	Position	Age	Officer Since
Samuel Dortch	Executive vice president and general manager	65	2007

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Family Relationships.

There is no family relationship between any of our executive officers and directors.

Business Experience of Our Directors and Executive Officers.

Paul A. Novelly has been our chairman of the board since inception and chief executive officer since January 2013. Mr. Novelly is chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chairman, president, chief executive officer and a director of World Point Terminals, Inc., a Delaware company based in Missouri which is the general partner of World Point Terminals, LP, which is a publicly traded master limited partnership (NYSE: WPT) which owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and FCB Financial Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank. Within the past five years, Mr. Novelly also served on the board of directors of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise as our chairman since 2005 and his knowledge of our operations and effectiveness of our business strategies provide valuable perspective to our board and add significant value. Additionally, Mr. Novelly’s experience as the chief executive officer of Apex Oil Company, Inc., AIC Limited, and St. Albans Global Management, Limited Partnership, LLLP and as the chairman of World Point Terminals, Inc., as well as a number of executive positions with other oil refining, terminalling, storage, and transportation companies, are integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Novelly’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Lee E. Mikles has been a member of our board since inception and served as our chief executive officer from inception through January 2013. In addition, he served as our principal financial officer before our acquisition of FutureFuel Chemical Company and thereafter through January 31, 2008. Mr. Mikles presently serves as our president. Mr. Mikles was chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005. He was also chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005. Additionally, Mr. Mikles has served on the board of directors of Pacific Capital Bankcorp., Official Payments Corporation, Coastcast Corporation, Nelnet, Inc., Imperial Bank and Imperial Bancorp. He currently serves on the board of directors of Boss Holdings, Inc. and Pendrell Corp. (NASDAQ: PCO).

Our board believes that Mr. Mikles’ experience, knowledge, skills, and expertise as our president and his knowledge of our operations and business strategies gained over his seven plus years of service to us in various roles provide valuable perspective to our board and add significant value. Additionally, Mr. Mikles’ finance and investment experience from his involvement with Mikles/Miller Management, Inc. is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Mikles’ service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul G. Lorenzini has been a member of our board since January 2007 and our chief operating officer since April 21, 2008. In January 1970, Mr. Lorenzini co-founded Packaging Consultants, Inc., a distribution business supplying packaging materials to the food industry. In 1983, Bunzl PLC, a supplier of supermarket and food service packaging, acquired Packaging Consultants, Inc. Mr. Lorenzini continued to work for Bunzl PLC and in 1986 became president of Bunzl USA. He subsequently became the chief executive officer and chairman of Bunzl North America and grew Bunzl North America to the largest food packaging distributor in North America and retired in July 2004 with the title of chairman emeritus. Mr. Lorenzini served as a director of Bunzl PLC between 1988 and 1991 and between 1999 and 2004.

Our board believes that Mr. Lorenzini’s experience, knowledge, skills, and expertise as our chief operating officer and his knowledge of our operations and business strategies gained over his six plus years of service as chief operating officer provide valuable perspective to our board and add significant value. Additionally, Mr. Lorenzini’s operational and management experience with Bunzl PLC, Bunzl USA, and Bunzl North America is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Lorenzini’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Edwin A. Levy has been a member of our board since November 2005. In 1979, Mr. Levy co-founded Levy, Harkins & Co., Inc., an investment advisory firm, where he now serves as chairman of the board and investment advisor. Mr. Levy was a director of Traffix, Inc. between November 1995 and 2006, and served as a member of its audit committee and stock options committee. He is a director of World Point Terminals, Inc., a Delaware company based in Missouri which is the general partner of World Point Terminals, LP (NYSE: WPT), which is a publicly traded master limited partnership which owns and operates petroleum storage facilities in the United States. In the past five years Mr. Levy was a director of Forward Industries, Inc., a publicly-held company in the business of designing, manufacturing, and distributing custom carrying case solutions, and World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Levy’s experience, knowledge, skills, and expertise as a member of our board and his knowledge of our operations and business strategies gained over his eight plus years of service to us in that capacity provide valuable perspective to our board and add significant value. Additionally, Mr. Levy’s finance and investment experience from his involvement with Levy, Harkins & Co., Inc. is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Levy’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Thomas R. Evans has been a member of our board since May 2006. From June 2004 until December 2013, he served as president and chief executive officer of Bankrate, Inc., an Internet based aggregator of financial rate information. Mr. Evans served on Bankrate, Inc.’s board of directors from May 2004 through December 31, 2013. From 1999 to 2002, Mr. Evans was chairman and chief executive officer of Official Payments Corporation, an Internet processor of payment to government entities. He currently serves as a director of Shutterstock, Inc. (NYSE: SSTK) and Millenial Media, Inc. (NYSE: MM).

Our board believes that Mr. Evans’ experience, knowledge, skills, and expertise acquired as the president and chief executive officer at Bankrate, Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Evans’ service and experience as the head of our audit committee and an independent director of our board, together with his experience as a director for other boards, including active involvement in strategy discussions and other matters, strengthen the functioning of our board.

William J. Doré has served as a member of our board since 2012 and previously was a director between May 24, 2006 and March 20, 2007.  Mr. Doré is also the founder and retired chairman/chief executive officer of Global Industries, Ltd., now Technip, a worldwide organization that operated one of the largest fleets of marine construction assets in the world. In 2000, in recognition of his accomplishments in the oil and gas industry, Mr. Doré was presented with the Rhodes Petroleum Industry Leadership Award from the Petroleum Division of the American Society of Mechanical Engineers.  He is also the recipient of the 2000 Horatio Alger Award, a prestigious national recognition of our country’s most successful and admirable men and women who have overcome significant personal adversity through hard work, integrity, determination, and a strong dedication to helping others.  In 2011, Mr. Doré was named as the Civic Service Award recipient from the Chamber Southwest Louisiana.  The Civic Service Award is presented annually to an outstanding member of the community who exemplifies leadership and service.

Our board believes that Mr. Doré’s experience, knowledge, skills, and expertise as a previous member of our board of directors and his operational and management experience with Global Industries, Ltd. is integral to our board’s assessment of our business opportunities and strategic options.  Further, Mr. Doré’s service and experience in community matters and his commitment to education and the environment strengthens the governance and functioning of our board.

Donald C. Bedell has been a member of our board since March 17, 2008. Mr. Bedell is chairman of the board of privately held Castle Partners and its affiliates, based in Sikeston, Missouri, which operate over 35 skilled nursing, health care, pharmaceutical, hospice, and therapy facilities throughout Missouri and other states. Mr. Bedell is a director of First Community Bank of Batesville, Arkansas and is a member of the executive committee of such bank and its holding company. Mr. Bedell is chairman of the Missouri Department of Conservation. He is also a director of World Point Terminals, Inc., serving as chairman of World Point’s Corporate Governance and Human Resources Committees. In the past five years, Mr. Bedell has served on the board of directors of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Bedell’s experience, knowledge, skills, and expertise acquired as the chairman at Castle Partners, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Bedell’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul M. Manheim has been a member of our board since July 15, 2011. Mr. Manheim is currently a non-executive director of HAL Real Estate Investments Inc., which develops and owns a portfolio of real estate in the Pacific Northwest consisting of multi-family, office, and mixed-use assets. He was the president and chief executive officer of HAL Real Estate Investments Inc. until September 2005. HAL Real Estate Investments Inc. is a subsidiary of HAL Holding N.V. Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas. Since June 2005, Mr. Manheim has been the chairman of the board of Shanghai Red Star Optical Company, which owns a portfolio of optical retail outlets in China and is affiliated with Europe’s largest optical retailer. Mr. Manheim has served as a director and chairman of the audit committee of WPT GP, LLC, the general partner of World Point Terminals, LP (NYSE: WPT) and its predecessor since 2009. Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and qualified as a Chartered Accountant in 1976.

Our board believes that Mr. Manheim’s experience, knowledge, skills, and expertise acquired as the president and chief executive officer at HAL Real Estate Investments Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Manheim’s service and experience as a director for other boards, strengthens the governance and functioning of our board. Finally, Mr. Manheim’s experience as the chairman of the audit committee of WPT GP, LLC and his experience as a chartered accountant add significant value to our board.

Samuel Dortch was the vice president - operations services of FutureFuel Chemical Company between July 30, 2007 and October 14, 2007 and senior vice president - operations between October 15, 2007 and August 30, 2010. On August 30, 2010, Mr. Dortch became FutureFuel Chemical Company’s executive vice president and general manager. In 1972, Mr. Dortch joined Eastman Chemical Company’s technical services division in Kingsport, Tennessee as a development chemical engineer. He has served in numerous management positions in Kingsport, Batesville and at Eastman Kodak’s Kirby, England facility. In 2004, Mr. Dortch became manager of research and development at the Batesville plant and director of research and development in December 2006.

Our board believes that Mr. Dortch’s experience, knowledge, skills, and expertise acquired as the executive vice president and general manager of FutureFuel Chemical Company, and his knowledge of our operations and business strategies gained over his six plus years of service to us in various roles and his years of service to Eastman Chemical Company, including his knowledge of the chemical business, add significant value to us.

Rose Sparks has been our principal financial officer and principal accounting officer since November 8, 2012 and our chief financial officer and treasurer since June 1, 2013. Prior to June 1, 2013 Mrs. Sparks served as the controller of FutureFuel Chemical Company since its acquisition in 2006 and has over twenty years of experience at the Batesville facility. In her capacity as chief financial officer, Mrs. Sparks manages and supervises FutureFuel Chemical Company’s accounting staff and works closely with our management in all aspects of financial reporting. Prior to our acquisition of FutureFuel Chemical Company, Mrs. Sparks worked for Eastman Chemical as the controller at the Batesville plant. Mrs. Sparks is a licensed certified public accountant.

Our board believes that Mrs. Sparks’ experience, knowledge, skills, and expertise acquired as controller of FutureFuel Chemical Company, and her knowledge of our operations and business strategies gained over her years of service in that role, as well as experience as a licensed certified public accountant, add significant value to us.

Transactions with Related Persons.

From time to time, we enter into transactions with companies affiliated with, or controlled by, Mr. Novelly, who is the chairman of our board, chief executive officer and a significant shareholder as set forth above, and in which Mr. Novelly has or will have a direct or indirect material interest. Revenues, expenses, prepaid amounts, and unpaid amounts related to these transactions during 2013 are summarized in the following table and are further described below.

Balance Sheet Accounts.

As of December 31, 2013
Accounts receivable
Biodiesel, petrodiesel, blends and other petroleum products	$4,629
Total accounts receivable	$4,629
Prepaid expenses
Administrative services and other	$-
Total prepaid expenses	$-
Accounts payable
Natural gas and fuel purchases	$857
Total accounts payable	$857
Accrued liabilities
Travel and administrative services	$3
Total accrued liabilities	$3

Income Statement Accounts

For year ended December 31, 2013
Revenues
Biodiesel, petrodiesel, blends and other petroleum products	$9,420
Total revenues	$9,420
Cost of goods sold
Biodiesel, petrodiesel, blends, and other petroleum products	$9,277
Natural gas purchases	6,007
Income tax, consulting services and other	80
Total cost of goods sold	$15,364
Distribution
Distribution and related services	$392
Total distribution	$392
Selling, general and administrative expenses
Commodity trading advisory fees	$132
Travel and administrative services	267
Total selling, general, and administrative expenses	$399

Biodiesel, petrodiesel and blends

FutureFuel enters into agreements to buy and sell biofuels (biodiesel, petrodiesel, biodiesel/petrodiesel blends, RINs, and biodiesel production byproducts) and other petroleum products such as gasoline with Apex Oil Company, Inc. (Apex Oil), from time to time. Such agreements are priced at the then current market price of the product, as determined from bids from other customers and/or market pricing services. Cost of goods sold related to these sales includes variable costs and allocated fixed costs.

Natural gas purchases

FutureFuel utilizes natural gas to generate steam for its manufacturing process and to support certain of its air and waste treatment utilities. This natural gas is purchased through a subsidiary of Apex Oil which provides natural gas marketing services. Expenses related to these purchases include the cost of the natural gas only; transportation charges are paid to an independent third party.

Income tax and consulting services

Pinnacle Consulting, Inc. and Apex Oil provide professional services to us, primarily in the area of income tax preparation and consulting. We also receive certain finance and accounting expertise from these companies as requested. Expenses related to these services are comprised of an agreed quarterly fee plus reimbursement of expense, at cost. Pinnacle Consulting, Inc. only provides services to Mr. Novelly and companies controlled by or related to Mr. Novelly.

Distribution and related services

Distribution and related services are comprised of barge transportation and related unloading charges for petrodiesel that were arranged and paid by Apex Oil or an affiliate and subsequently rebilled to FutureFuel. Additionally, FutureFuel leases oil storage capacity from Center Point Terminal Company, LLC under a storage and throughput agreement. This agreement provides for the storage of biodiesel, diesel or biodiesel/petrodiesel blends, methanol, and biodiesel feedstocks in above-ground storage tankage at designated Center Point facilities. Expenses related to this agreement include monthly lease charges, generally on a per barrel basis, and associated heating, throughput, and other customary terminalling charges.

Commodity trading advisory fees

FutureFuel entered into a commodity trading advisory agreement with Apex Oil. Pursuant to the terms of this agreement, Apex Oil provides advice to FutureFuel concerning the purchase, sale, exchange, conversion, and/or hedging of commodities as FutureFuel may request from time to time.

Travel and administrative services

We reimburse Apex Oil and St. Albans Global Management, Limited Partnership, LLLP for travel and other administrative services incurred on our behalf.  Such reimbursement is performed at cost with the affiliate realizing no profit on the transaction. St. Albans Global Management, Limited Partnership, LLLP is beneficially owned by Mr. Novelly and his family.

Review, Approval, or Ratification of Transactions with Related Persons.

Any transaction in which we (or one of our subsidiaries) are a participant, the amount involved exceeds the lesser of $120,000 or 1% of our net income, total assets, or total capital, and in which any party related to us has or will have a direct or indirect material interest must be approved by a majority of the disinterested members of our board of directors as fair to us and our shareholders. This policy was adopted by our board on January 8, 2007 and amended on February 2, 2011, and can be found through the “Investor Relations - Corporate Governance” section of our internet website (http://www.FutureFuelCorporation.com). All of the agreements described above in this section been approved by a majority of the disinterested members of our board of directors.

In addition, we adopted a Code of Business Conduct and Ethics which sets forth legal and ethical standards of conduct for our directors, officers, and employees and the directors, officers, and employees of our subsidiaries. This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; and (v) accountability for adherence to this Code. This Code was adopted by our board on November 30, 2005 and was amended on February 3, 2011, is in writing, and can be found through the “Investor Relations - Corporate Governance” section of our internet website (http://www.FutureFuelCorporation.com). Each of the transactions described above (under the caption “Transactions with Related Persons”) was undertaken in compliance with our Code of Business Conduct and Ethics and approved by a majority of the disinterested members of our board of directors.

Compliance with Section 16(a) of the Exchange Act.

Based solely upon a review of Forms 3 and Forms 4 and amendments thereto furnished to us under the rules of the SEC promulgated under Section 16 of the United States Securities Exchange Act of 1934, as amended (or Exchange Act) during the fiscal year ended December 31, 2013, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2013, as well as any written representation from a reporting person that no Form 5 is required, we are aware that the following members of our board of directors and/or beneficial owners of more than 10% of our common stock failed to file on a timely basis, as disclosed in the aforementioned forms, reports required by Section 16 of the Exchange Act during the year ended December 31, 2013:

●	One Form 4 by David Baker, former Senior Vice President – Operations Support of FutureFuel Chemical Company, late reporting a single purchase transaction.

Standing Audit Committee.

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our audit committee are: Thomas R. Evans (chairman), Donald C. Bedell, Edwin A. Levy and Paul M. Manheim.

Audit Committee Financial Expert.

Our board has determined that each member of our audit committee is an audit committee financial expert. During 2013, each such member of our audit committee was independent, as independence for audit committee members is defined in the listing standards applicable to us and in the rules of the SEC.

Board Leadership Structure and Role in Risk Oversight.

Board Leadership Structure.

We have a board currently comprised of eight members. Our chairman and chief executive officer is Mr. Novelly. Our chairman presides over all meetings of our board and at all meetings of our shareholders. He provides strategic leadership and guidance to our board and management, he advises and consults with our president, chief operating officer, and other executive officers, and he works with management and other committees of our board regarding strategies, risks, opportunities, and other matters.

Mr. Mikles is a director as well as our president and has the powers and duties incident to that position. He assists our chief executive officer in supervision of and coordination with our executive and senior management. His duties include developing strategic and tactical initiatives in consultation with our chairman and other members of our executive management.

Mr. Lorenzini is a director as well as our chief operating officer. He is our principal officer with responsibility for the operations of our businesses. His duties include developing strategic and tactical initiatives with our executive chairman and other members of our executive management, as well as implementing those initiatives.

The five remaining members of our board are independent as described below, and these independent members comprise the membership of our board’s audit committee, nominating/corporate governance committee, and compensation committee. We have not designated any of these individuals as a lead independent director and there are no plans to do so.

We believe that consolidation of the offices of chairman and chief executive officer in Mr. Novelly is the appropriate leadership structure for us at this time. His breadth of experience and expertise in both capacities qualifies him for such service. Given his constant communication with executive management, this provides for adequate linkage between the board and management.

Role in Risk Oversight.

Our board as a whole is ultimately responsible for our risk management oversight. Our board is assisted by its committees, including our audit committee and compensation committee, whose duties are described in more detail below.

The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to our board or to committees of our board, and the related board or committee discussions and decisions. The committees of our board report to our board about their meetings.

Our chief executive officer and president address risk matters at regular and special board meetings. In addition, other members of senior management regularly provide reports directly to our board. Finally, our audit committee works closely with our independent public accountants in their review of risk and controls.

Corporate Governance/Director Independence.

Our board has adopted corporate governance guidelines which incorporate certain rules of the SEC and U.S. securities exchanges for use by our board when determining director independence. These guidelines include the Company’s Corporate Governance Guidelines, Policy for Approving Transactions with Related Parties, and Insider Trading Policy, copies of which may be found on our website at http://ir.futurefuelcorporation.com/governance.cfm. Our board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with us, including the potential for conflicts of interest, when determining director independence.

The nominating/corporate governance committee of our board evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full board as to the independence of directors and director nominees. Our board has determined that, of the eight current members of the board, the following five directors have no disqualifying relationships with us or our subsidiaries and are, therefore, independent: Edwin A. Levy, Thomas R. Evans, Donald C. Bedell, William J. Doré and Paul M. Manheim. In addition, in 2013 each of our board’s compensation, audit, and nominating/corporate governance committees was comprised of directors who were independent under such definitions. The guidelines referenced above, as well as other corporate governance initiatives adopted by us, are also available to any shareholder free of charge upon request to our corporate secretary at our principal executive office set forth above.

Our independent directors meet in executive sessions (without our management) generally before or after meetings of the directors, and will meet more often as the need arises. None of our non-management directors presides at meetings of our non-management directors. Rather, a chairman is chosen at the beginning of each meeting.

Any interested party (and not just our shareholders) may make their concerns known to our non-management directors through our website at http://ir.futurefuelcorporation.com/contactus.cfm. In the “comment” section on this page, please indicate that the message is for our non-management directors, and the message will be provided to them.

Board Meetings and Committees; Annual Meeting Attendance.

Directors are expected to attend all meetings of our board and assigned committee meetings. Our board held one formal meeting during 2013 and took three actions by unanimous written consent in lieu of meetings. All but two of our directors attended that board meeting. Our directors are not required to attend annual shareholder meetings. The 2013 annual meeting of our shareholders was held on August 12, 2013 and three directors (Messrs. Novelly, Mikles and Lorenzini) attended the annual shareholder meeting.

Our board maintained the following committees during 2013: audit committee, compensation committee, and nominating/corporate governance committee. The 2013 members of each of these committees, a summary of the responsibilities and authority of each of the committees, and the number of meetings held by each committee in 2013, follow.

Name of Committee and Members during 2013	Functions of the Committee	Number of Meetings in 2013
Audit: Thomas R. Evans (chair) Edwin A. Levy Donald C. Bedell Paul M. Manheim

  -  Appoints, compensates, and oversees the work of any public accounting firm employed by the Company;

  -  Resolves any disagreements between management and the auditor regarding financial reporting;

  -  Pre-approves all audit and non-audit services;

  -  Retains independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;

  -  Seeks any information it requires from employees - all of whom are directed to cooperate with the committee’s requests;

  -  Meets with the Company’s officers, external auditors, or outside counsel, as necessary; and

  -  Oversees that management has established and maintains processes to assure compliance by the Company with all applicable laws, regulations, and corporate policies.

Four (all members attended each meeting in 2013, except Mr. Evans who attended three of four meetings)
Compensation: Donald C. Bedell (chair) William J. Doré Edwin A. Levy

  -  In consultation with the Company’s management, establishes the Company’s general policies relating to compensation of the Company’s officers and directors and the directors and executive officers of the Company’s subsidiaries, and oversees the development and implementation of such compensation programs;

  -  Approves the annual and long-term performance goals for the Company’s incentive plans (including incentive plans for the Company’s subsidiaries);

  -  Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and annually evaluates such officers’ performance in light of those goals and objectives and sets such officers’ compensation levels based on this evaluation;

  -  As required under applicable securities laws and rules, reviews the Compensation Discussion and Analysis section (CD&A) to be included in the Company’s annual proxy statement or other reports or filings with the SEC or other governmental authorities and stock exchanges, discusses the CD&A with the Company’s management, and recommends to the board that the CD&A be included in the Company’s annual report on Form 10-K, proxy statement on Schedule 14A or any other filing with the SEC and stock exchanges;

  -  Reviews and makes recommendations to the board periodically with respect to the compensation of all non-employee directors, including any compensation under the Company’s equity-based plans; and

  -  Evaluates the committee’s performance and the adequacy of its charter on an annual basis and recommends any proposed changes to the board for approval.

two meetings and one unanimous consent (all members attended each meeting)

Name of Committee and Members during 2013	Functions of the Committee	Number of Meetings in 2013
Nominating/Corporate Governance: Edwin A. Levy (chair) Thomas R. Evans William J. Doré

  -  Assists the board by identifying qualified candidates for director, and recommends to the board the director nominees for the next annual meeting of shareholders;

  -  Leads the board in its annual review of board performance;

  -  Recommends to the board director nominees for each board committee;

  -  Oversees the annual process of evaluation of the performance of the Company’s management; and

  -  Develops and recommends to the board corporate governance guidelines applicable to the Company.

One action by unanimous written consent

Nominating/Corporate Governance Committee.

Our board has a nominating/corporate governance committee. That committee has a charter, a copy of which may be found at our internet web site at http://ir.futurefuelcorporation.com/governance.cfm. A copy may also be obtained free of charge by written request to our corporate secretary at our principal executive office set forth above.

Our nominating/corporate governance committee will consider director candidates recommended by our shareholders. To facilitate such nominations, our board has adopted Procedures for Shareholders Submitting Nominating Recommendations, which is Appendix B to our nominating/corporate governance committee charter. Those Procedures set forth the procedures for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, and the information required on each director nominee. Our board has also adopted a Policy on Shareholder Recommendation of Candidates for Election as Directors, which is Appendix C to our nominating/corporate governance committee charter. This Policy sets forth the evaluation process adopted by our board. Any shareholder desiring to submit a director nominee for consideration by the nominating committee of our board for the 2015 annual meeting of our shareholders must do so in accordance with our bylaws and policies described under “Shareholder Proposals for the Next Annual Meeting” beginning at page 1 above. Director nominations should be submitted in writing to our corporate secretary, acting as agent for the nominating/corporate governance committee, at FutureFuel Corp., 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105. A copy of such Procedures and Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the nominating committee reviews the background and qualifications of the nominee in accordance with the Policy Regarding Qualifications of Directors as adopted by our board, which Policy is Appendix A to our nominating/corporate governance committee charter. A copy of such Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above. In selecting the slate of nominees to be recommended by the nominating/corporate governance committee to our board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the nominating/corporate governance committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; and the independence status of each nominee in accordance with our corporate governance guidelines, SEC rules, and other applicable laws and regulations. Our nominating/corporate governance committee does not differentiate in its evaluation of nominees as directors depending upon whether a nominee is recommended by one of our shareholders.

The nominating/corporate governance committee reports its recommendations concerning each director nominee to our board. Our board then considers the nominating/corporate governance committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next annual meeting of shareholders. Our board may, as a part of its consideration, request the nominating/corporate governance committee to provide it with such information pertaining to a director nominee as our board deems appropriate to fully evaluate the qualifications of the nominee.

The slate of nominees for directors for the 2014 annual meeting of our shareholders consists of Lee E. Mikles, Paul M. Manheim and Thomas R. Evans. Messrs. Mikles, Manheim and Evans are standing for reelection and all three nominees were recommended to the nominating committee by our chief executive officer.

Audit Committee.

As noted above, our board has a standing audit committee. The audit committee members during 2013 were: Thomas R. Evans (chairman), Edwin Levy, Donald C. Bedell and Paul M. Manheim. All members of our audit committee are independent as determined in accordance with the listing standards applicable to us.

We have adopted an audit committee charter. A copy of this audit committee charter may be accessed on our internet website at http://ir.futurefuelcorporation.com/governance.cfm. A copy may also be obtained free of charge from us by written request to our corporate secretary at our principal executive office set forth above.

The primary duties and responsibilities of the audit committee are to monitor: (i) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) our compliance with related legal and regulatory requirements; and (iii) the independence and performance of our external auditor. The audit committee also selects our independent registered public accounting firm. Management of the Company is responsible for designing and implementing the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the audit committee has performed the duties required by its charter, and it has reviewed and discussed our consolidated financial statements for 2013 with management and the independent registered public accounting firm. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (or PCAOB) in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The audit committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to us is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the audit committee’s review of the representations of management and the report of the independent registered public accounting firm, the audit committee recommended to our board to include the audited financial statements in our Form 10-K and Annual Report for the year ended December 31, 2013.

Thomas R. Evans, Edwin A. Levy, Donald C. Bedell and Paul M. Manheim

Compensation Committee.

Our board has established a compensation committee. The compensation committee has a charter which may be found at http://ir.futurefuelcorporation.com/governance.cfm at our internet web site. In addition, a copy will be provided free of charge by written request to our corporate secretary at our principal executive office set forth above. Our processes and procedures for the consideration and determination of executive and director compensation are described in “Compensation of Directors and Executive Officers” beginning at page 19 below.

Shareholder Communications.

Any shareholder who wishes to contact our board or any individual director serving on our board may do so by written communication mailed to: Board (Attention: Name of Director(s), if appropriate), Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105. A shareholder may also contact our board through the Investors Relations – Contact Us page of our internet site, http://ir.futurefuelcorporation.com/contactus.cfm. A shareholder choosing to contact us through our website must complete his or her name, email address, the subject he or she wishes to address, and any comments he or she wishes to make. In addition, the number seen at the bottom of the page must also be completed. This number requirement prevents automated submissions.

Any proper communication received will be processed by our corporate secretary as agent for our board. A copy of the communication will be promptly forwarded to each member of our board or, if appropriate, to the member(s) of our board named in the communication. The original shareholder communication will be maintained on file in our corporate secretary’s office and made readily available to any director who should wish to review it.

Compensation of Directors and Executive Officers.

General

Our board of directors has established a compensation committee. The compensation committee’s responsibilities include, among other things, determining our policy on remuneration to our (that is, FutureFuel Corp.’s) officers and directors and the executive officers and directors of FutureFuel Chemical Company. We paid each of our directors $30,000 for 2013 and committee heads were paid an additional $10,000. Additionally, the compensation committee also approved the payment to our directors of $2,000 for each board and committee meeting attended in person and $1,000 for each board and committee meeting attended telephonically. We determined for 2013 not to pay salaries, bonuses, or other forms of cash compensation to any of our executive officers (in their capacities as such) (other than our chief operating officer Paul Lorenzini and certain executive officers of FutureFuel Chemical Company as described below).

In 2013, we paid salaries, bonuses, and other forms of compensation to our chief operating officer and to the officers of FutureFuel Chemical Company as described below.

Compensation Discussion and Analysis

The objectives of our compensation program are to provide a competitive compensation package that rewards sustained financial and operating performance that creates long-term value for our shareholders. Our compensation programs are intended to meet the goals of attracting and retaining qualified personnel; motivating these individuals to achieve short-term and long-term corporate goals without undue risk-taking and to promote equity among executive officer positions, while considering external competitiveness and differences in job responsibilities.

The elements of our compensation program include base salary, bonuses, and certain retirement, insurance, and other benefits generally available to all employees. In addition, our board adopted an Omnibus Incentive Plan (or the Incentive Plan) which was approved by our shareholders at our 2007 annual meeting on June 26, 2007. The Incentive Plan provides equity-based compensation to our executive officers and our directors. Our compensation committee, and the company generally, makes decisions with respect to each compensation element paid or payable to our personnel on an individual-by-individual basis and does not necessarily take into account decisions made with respect to other elements of compensation that may be paid to such individual. The overall goal of our compensation program, however, is to achieve the goals described above. We do not believe that risks arising from or associated with our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our company. Our compensation committee will take into account the outcome of the advisory votes of our shareholders on “say-on-pay” proposals when considering future executive compensation decisions.

●	Cash Salaries and Bonuses

We determined not to pay cash salaries or bonuses to Messrs. Novelly or Mikles for 2013. Our chairman and chief executive officer, Mr. Novelly, receives compensation from our affiliate, St. Albans Global Management, Limited Partnership, LLLP. Our president, Mr. Mikles, receives compensation from existing business enterprises and investments, none of which are affiliated with us. Neither Messrs. Novelly or Mikles received any increase in their salary, bonus, or other income to compensate them for their services to us. We decided to pay a bonus of $100,000 to our chief operating officer, Mr. Lorenzini, in December 2013. After review and discussion, we determined that such an amount was fair compensation for the services Mr. Lorenzini rendered, competitive compensation for similar services, and sufficient to motivate Mr. Lorenzini to aid in our achievement of short-term and long-term corporate goals. In addition, we reimbursed affiliates of Mr. Novelly $100,000 and Mr. Mikles $132,000 for expenses incurred by such affiliates in Mr. Novelly and Mr. Mikles performing services for us. As to our other executive officers, their base salaries were not adjusted as each of those individuals had received a salary adjustment effective February 25, 2013. We determined that their base salaries for 2013 were competitive with current market levels, sufficient for the services provided, and sufficient to motivate these individuals to aid in the achievement of short-term and long-term corporate goals.

For the year 2013, we established a bonus pool for the employees of our subsidiary, FutureFuel Chemical Company. The total bonus target amount was determined at 10% of the estimated after-tax earnings of FutureFuel Chemical Company, subject to certain adjustments. We believe the 10% amount was reasonable and provides an incentive for such employees to continue implementing the business plan that we have installed at FutureFuel Chemical Company. Eligible FutureFuel Chemical Company employees hired after January 1, 2013 received $250. Eligible employees hired prior to January 1, 2013 received 132 hours of pay at their normal hourly rate. Salaried employees of FutureFuel Chemical Company received an additional bonus amount ranging from $0 to $92,587, with the larger bonuses going to FutureFuel Chemical Company’s executive officers as determined by FutureFuel Chemical Company’s board of directors. A portion of the bonuses related to the first three quarters was paid in cash on December 13, 2013 and the remainder was accrued along with a 10% accrual for the fourth quarter. After discussions with senior management and the review of historical financial performance, we determined the amount of bonuses distributed to Mr. Dortch, Mr. Baker, Mr. Schmitt and Ms. Sparks. Such bonus distributions were designed to be sufficient compensation for the services rendered, competitive with market rates for similar services and sufficient to motivate these individuals to aid in our achievement of short-term and long-term corporate goals.

We expect to establish an annual cash bonus program for fiscal years commencing after 2013 in an amount equal to 10% of after-tax earnings of FutureFuel Chemical Company, subject to certain adjustments, but solely on a discretionary basis. In determining actual bonus payouts for such years, we expect that the compensation committee will consider performance against performance goals to be established by us, as well as individual performance goals. We expect that this annual cash bonus program will apply to certain key employees of FutureFuel Chemical Company in addition to the executives whose compensation is described herein. The actual amount of bonuses, if any, will be determined near the end of our fiscal year.

●	Omnibus Incentive Plan

Our board of directors adopted the Incentive Plan, which was approved by our shareholders at our 2007 annual shareholder meeting on June 26, 2007. The purpose of the Incentive Plan is to:

●

encourage share ownership by key personnel whose long-term employment with or engagement by us or our subsidiaries (including FutureFuel Chemical Company) is considered essential to our continued progress and, thereby, encourage recipients to act in our shareholders’ interests and share in our success;

●	encourage such persons to remain in our employ or in the employ of our subsidiaries; and

●	provide incentives to persons who are not our employees to promote our success.

The Incentive Plan authorizes us to issue stock options (including incentive stock options and nonqualified stock options), stock awards, and stock appreciation rights. As of December 31, 2013, options for 940,500 shares of stock and awards of 39,800 shares of stock had been made. We issued no stock options in 2013 and we did not issue any stock awards or stock appreciation rights. We will consider issuing additional stock options, stock awards, and/or stock appreciation rights pursuant to the criteria set forth below.

Eligible participants in the Incentive Plan include: (i) members of our board of directors and our executive officers; (ii) regular, active employees of us or of any of our subsidiaries; and (iii) persons engaged by us or by any of our subsidiaries to render services to us or our subsidiaries as an advisor or consultant.

Awards under the Incentive Plan are limited to shares of our common stock, which may be shares reacquired by us, including shares purchased in the open market, or authorized but un-issued shares. Awards are limited to 10% of the issued and outstanding shares of our common stock in the aggregate, or 2,670,000 shares, as of the date of adoption of the Incentive Plan. Taking into account the prior grants of stock options and stock awards, there were 1,689,700 shares remaining to be issued under the Incentive Plan as of December 31, 2013.

The Incentive Plan is administered by our board’s compensation committee (or Administrator). The Administrator may appoint agents to assist it in administering the Incentive Plan. The Administrator may delegate to one or more individuals the day-to-day administration of the Incentive Plan and any of the functions assigned to the Administrator in the Incentive Plan. Such delegation may be revoked at any time. All decisions, determinations, and interpretations by the Administrator regarding the Incentive Plan and the terms and conditions of any award granted thereunder will be final and binding on all participants.

The Administrator may grant a stock option or provide for the grant of a stock option either from time to time in the discretion of the Administrator or automatically upon the occurrence of events specified by the Administrator, including the achievement of performance goals or the satisfaction of an event or condition within the control of the participant or within the control of others. Each option agreement must contain provisions regarding: (i) the number of shares of common stock that may be issued upon exercise of the option; (ii) the type of option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the term of the option; (v) such terms and conditions on the vesting or exercisability of the option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the option and forfeiture provisions; and (vii) such further terms and conditions not inconsistent with the plan as may be determined from time to time by the Administrator. Unless otherwise specifically determined by the Administrator or otherwise set forth in the Incentive Plan, the vesting of an option will occur only while the participant is employed or rendering services to us or one of our subsidiaries, and all vesting will cease upon a participant’s termination of employment for any reason.

The Administrator may grant annual performance vested options. Performance will be tied to annual cash flow targets (our consolidated income plus depreciation plus amortization) in amounts to be determined. Annual performance vested options will vest 25% for each year that the annual cash flow target is achieved (with provisions for subsequent year catch-ups). Neither our management nor our compensation committee, however, has through the year ended December 31, 2013 made any awards that were contingent upon the achievement of specified performance goals or that were otherwise performance-vested. Rather, through 2013, all grants were made in the discretion of our compensation committee based upon their authority under the Incentive Plan.

The Administrator may grant cumulative performance vested options. Performance will be tied to cumulative cash flow in amounts to be determined for periods to be determined.

The Administrator may issue other options based upon the following performance criteria either individually, alternatively, or in any combination, applied to either us as a whole or to a business unit, subsidiary, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and (xxi) any other similar criteria.

Such options will vest and expire (including on a pro rata basis) on such terms as may be determined by the Administrator from time to time consistent with the terms of the Incentive Plan.

The Administrator may award our common stock to participants. The grant, issuance, retention, or vesting of each stock award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the participant. Unless otherwise provided for by the Administrator, upon the participant’s termination of employment other than due to death or retirement, the unvested portions of the stock award and the shares of our common stock subject thereto will generally be forfeited. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to death or retirement, all outstanding stock awards will continue to vest provided certain conditions to be determined are met. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to his death, a portion of each outstanding stock award granted to such participant will immediately vest and all forfeiture provisions and repurchase rights will lapse as to a prorated number of shares of common stock determined by dividing the number of whole months since the grant date by the number of whole months between the grant date and the date that the stock award would have fully vested.

The Administrator may grant stock appreciation rights either alone or in conjunction with other awards. The Administrator will determine the number of shares of common stock to be subject to each award of stock appreciation rights. The award of stock appreciation rights will not be exercisable for at least six months after the date of grant except as the Administrator may otherwise determine in the event of death, disability, retirement, or voluntary termination of employment of the participant. Except as otherwise provided by the Administrator, the award of stock appreciation rights will not be exercisable unless the person exercising the award of stock appreciation rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for us or one of our subsidiaries.

In the event there is a change in control of the Company, as determined by our board, our board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on cash awards or stock awards; and (iii) provide for the cancellation of awards for a cash payment to the participant.

The Compensation Committee

Our compensation committee currently consists of Donald C. Bedell, William J. Doré, and Edwin A. Levy. Each of these individuals is an “independent director” under the rules of the NYSE, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended.

The following additional information regarding the Incentive Plan is as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	180,611	$11.70	1,689,700

Recommendations from Management

Our chairman and chief executive officer make recommendations to the compensation committee as to salaries and bonuses for executive officers, as well as awards under the Incentive Plan. The compensation committee takes these recommendations into consideration in approving all such salaries, bonuses, and awards.

Retirement Benefits

We adopted a 401(k) plan for FutureFuel Chemical Company which is generally available to all of its employees.

Life Insurance and Other Employee Benefits

Individuals who are executive officers of FutureFuel Chemical Company (other than Messrs. Novelly and Mikles) participate in employee welfare plans (life insurance, medical insurance, disability insurance, vacation pay and the like) maintained by FutureFuel Chemical Company for all of its employees. We do not provide life insurance or other employee benefits for Messrs. Novelly, Mikles or Lorenzini.

Summary Compensation Table.

Our executive officers were paid the following compensation for the three-year period ended December 31, 2013.

Summary Compensation Table

Person	Year	Salary	Bonus	Stock Awards	Option Awards(d)	All Other Compensa- tion(b)	Total
Paul A. Novelly(c) Chairman and Chief executive officer FutureFuel Corp.	2013	$0	$0	$0	$0	$37,000	$37,000
	2012	$0	$0	$0	$21,600	$39,000	$60,600
	2011	$0	$0	$0	$41,900	$25,000	$66,900
Lee E. Mikles(c) President FutureFuel Corp.	2013	$0	$0	$0	$0	$36,000	$36,000
	2012	$0	$0	$0	$21,600	$36,000	$57,600
	2011	$0	$0	$0	$41,900	$25,000	$66,900
Paul G. Lorenzini(c) Chief operating officer FutureFuel Corp.	2013	$0	$100,000	$0	$0	$31,000	$131,000
	2012	$0	$100,000	$0	$21,600	$31,000	$152,600
	2011	$0	$100,000	$0	$41,900	$25,000	$166,900
Samuel Dortch(a) Executive vice president and general manager, FutureFuel Chemical Company	2013	$207,431	$92,587	$0	$0	$20,089	$320,107
	2012	$201,718	84,170	$0	$21,600	$18,111	$325,599
	2011	$197,304	$75,000	$0	$41,900	$19,499	$333,703
David Baker(a)(h) Senior vice president - operations support, FutureFuel Chemical Company	2013	$95,994	$15,837	$0	$0	$59,914	$171,746
	2012	$192,358	$57,590	$0	$21,600	$18,447	$289,995
	2011	$186,991	$52,000	$0	$41,900	$19,014	$299,905
Christopher Schmitt(a)(e) Chief financial officer and treasurer, FutureFuel Chemical Company	2013	$70,795	$32,500	$0	$0	$14,031	$117,326
	2012	$150,000	$66,450	$0	$21,600	$14,603	$252,653
	2011	$132,115	$65,000	$0	$41,900	$13,429	$252,444
Rose M. Sparks(a)(f) Chief financial officer, principal financial officer, and treasurer, FutureFuel Corp.	2013	$145,045	$63,349	$0	$0	$13,860	$222,255
	2012	$127,000	$57,590	$0	$21,600	$12,343	$218,533

(a)	Executive officers of FutureFuel Chemical Company for the years indicated.

(b)

For Messrs. Novelly, Mikles, and Lorenzini, includes $37,000, $36,000 and $31,000, respectively, in director fees for 2013. Includes $39,000 and 25,000 in director’s fees for Mr. Novelly; $36,000 and $25,000 for Mr. Mikles, and $31,000 and $25,000 for Mr. Lorenzini, respectively in 2012 and 2011. For executive officers of FutureFuel Chemical Company, includes our contributions (including accrued contributions) to vested and unvested defined contribution plans, HSA matching contributions, and the dollar value of any insurance premiums paid by, or on behalf of, us during or for the covered fiscal year with respect to life and disability insurance for the benefit of the named person. The above amounts do not include travel expenses reimbursed pursuant to Company policy.

(c)

Our executive officers for the years indicated. We reimbursed an affiliate of Mr. Mikles $132,491, $138,383, and $100,000 in 2013, 2012, and 2011, respectively, for expenses incurred by such affiliate in 2013, 2012, and 2011, in connection with Mr. Mikles performing services for us and FutureFuel Chemical Company in 2013, 2012, and 2011. We reimbursed an affiliate of Mr. Novelly $100,000 in 2013, 2012, and 2011 for expenses incurred by such affiliate in 2013, 2012, and 2011 in connection with Mr. Novelly performing services for us and FutureFuel Chemical Company in 2013, 2012, and 2011.

(d)

Represents the grant date valuation of the awards under FASB ASC Topic 718. Assumptions used for determining the value of option awards reported here are set forth in Note 13 to our consolidated financial statements included in the accompanying Annual Report for the year ended December 31, 2013.

(e)

Mr. Schmitt became FutureFuel Chemical Company’s chief financial officer and treasurer on February 4, 2011 and resigned June 1, 2013 to assume new responsibilities with Apex Oil Company, Inc., an affiliated company of our Chairman.

(f)	Ms. Sparks became our Principal Financial Officer effective November 8, 2012 and became chief financial officer and treasurer on June 1, 2013.

(h)	Mr. Baker retired as FutureFuel Chemical’s executive vice president operations support effective June 1, 2013.

None of the above-named persons is a party to an employment agreement or employment arrangement with us or with FutureFuel Chemical Company.

Grants of Plan-Based Awards.

No stock options were awarded in 2013.

Outstanding Equity Awards at Fiscal Year End.

The following table sets forth certain information concerning unexecuted options, stock that has not vested and equity incentive plan awards as of December 31, 2013 with respect to our executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul A. Novelly	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Lee E. Mikles	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Paul G. Lorenzini	10,000 10,000	0	0	$12.74 $10.62	4/29/16 4/10/17	n/a	n/a	n/a	n/a
David Baker (a)	10,000 10,000	0	0	$12.74 $10.62	5/31/14 5/31/14	0	0	0	0
Sam Dortch	10,000 10,000	0	0	$12.74 $10.62	4/29/16 4/10/17	0	0	0	0
Rose M. Sparks(b)	10,000 10,000	0	0	$12.74 $10.62	4/29/16 4/10/17	0	0	0	0

__________

(a)	Mr. Baker retired as our Executive Vice President – Operations Support effective June 1, 2013.

(b)	Ms. Sparks became our Principal Financial Officer effective November 8, 2012 and became FutureFuel Chemical’s chief financial officer and treasurer June 1, 2013.

Option Exercises and Stock Vested.

The following table sets forth the number of options exercised by each of our executive officers in 2013, and stock awards which vested in such individual in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Novelly	0	$0	n/a	n/a
Lee E. Mikles	0	$0	n/a	n/a
Paul G. Lorenzini	0	$0	n/a	n/a
David Baker	0	$0	n/a	n/a
Sam Dortch	0	$0	n/a	n/a
Rose M. Sparks	0	$0	n/a	n/a
Chris J. Schmitt (a)	20,000	$116,200	n/a	n/a

(a)

Mr. Schmitt became FutureFuel Chemical’s chief financial officer and treasurer on February 4, 2011 and resigned June 1, 2013 to assume new responsibilities with Apex Oil Company, Inc., an affiliated company of our Chairman.

Compensation of Directors.

We paid each of our directors $30,000 for 2013 and committee heads were paid an additional $10,000. Additionally, the compensation committee also approved the payment to our directors of $2,000 for each board and committee meeting attended in person and $1,000 for each board and committee meeting attended telephonically. We believed this was fair for services provided. No director compensation has been set at this time for the calendar year 2014.

The following is the compensation our directors earned for 2013.

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Non-Qualified Deferred Compensa-tion Earnings	All Other Compensa- tion	Total
Paul A. Novelly(a)	$37,000	$0	$0	$0	$0	$0	$37,000
Lee E. Mikles(a)	$36,000	$0	$0	$0	$0	$0	$36,000
Edwin A. Levy	$48,000	$0	$0	$0	$0	$0	$48,000
Thomas R. Evans	$44,000	$0	$0	$0	$0	$0	$44,000
Paul G. Lorenzini(b)	$31,000	$0	$0	$0	$0	$0	$31,000
Donald C. Bedell	$48,000	$0	$0	$0	$0	$0	$48,000
Paul M. Manheim	$36,000	$0	$0	$0	$0	$0	$36,000
William J. Doré	$34,000	$0	$0	$0	$0	$0	$34,000

__________

(a)

Affiliates of Messrs. Novelly and Mikles were reimbursed $100,000 and $132,491, respectively, for expenses incurred by them in Messrs. Novelly and Mikles providing services to us. See the discussion above.

(b)	Mr. Lorenzini also received compensation as an executive officer, which compensation is included in the discussion above regarding our executive officers.

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2013 with respect to our directors.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (3) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul A. Novelly(a)	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Lee E. Mikles(a)	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Paul G. Lorenzini(a)	10,000 10,000	0	0	$12.74 $10.62	4/29/16 4/10/17	n/a	n/a	n/a	n/a
Donald C. Bedell	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Thomas R. Evans	10,000 10,000	0	0	$12.74 $10.62	4/29/16 4/10/17	n/a	n/a	n/a	n/a
Edwin A. Levy	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Paul M. Manheim	10,000 10,000	0	0	$12.74 $10.62	4/29/16 4/10/17	n/a	n/a	n/a	n/a
William J. Doré	0	0	0	n/a	n/a	n/a	n/a	n/a	n/a

(a)     These options are also included in the table set forth above regarding our executive officers.

None of our directors were recipients of stock awards which vested in 2013. No options were exercised in 2013.

Compensation Committee Interlocks and Insider Participation.

The members of our compensation committee during 2013 were Donald C. Bedell, Richard, William J. Doré, and Edwin A. Levy. The committee was chaired by Mr. Bedell. None of such individuals are or have been an officer or employee of the Company, nor did we enter into any transactions with such individuals during 2013 (other than the payment of director’s fees and other compensation, as noted above, solely in their capacity as directors).

Mr. Novelly, our chairman of the board and chief executive officer, and Mr. Mikles, our president and one of our directors, are both directors of Boss Holdings, Inc. Mr. Novelly is a member of Boss Holdings, Inc.’s compensation committee. Mr. Novelly, Mr. Levy (one of our directors and a member of our compensation committee), Mr. Bedell (one of our directors and a member of our compensation committee), and Mr. Manheim (one of our directors and a member of our audit committee) are directors of World Point Terminals, Inc.; World Point Terminals, Inc. does not have a separate compensation committee.

Compensation Committee Report.

The compensation committee of our board has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this annual proxy statement.

Donald C. Bedell, William J. Doré, and Edwin A. Levy

Independent Public Accountants.

The following table shows the aggregate fees billed to us by RubinBrown LLP for professional services attributable to 2012 and 2013.

	2012	2013
Audit Fees	$250,000	$250,000
Audit-Related Fees	30,500	11,050
Tax Fees	21,500	24,200
All Other Fees	-	-
Total	$302,000	$285,250

Audit fees include professional services rendered by RubinBrown LLP to us for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for 2012 and 2013. Audit related fees include assurance and related services provided by RubinBrown LLP to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. Tax fees include professional services rendered by RubinBrown LLP for tax compliance, tax advice, and tax planning. These services include a review and preparation of our federal income tax return and several state income tax returns. All other fees include any services provided by RubinBrown LLP to us that are not otherwise included in the other three categories. RubinBrown LLP did not provide any other services to us in 2012 or 2013.

Our audit committee approves the engagement of our independent auditors prior to their rendering audit or non-audit services and sets their compensation. Pursuant to SEC regulations, our audit committee approves all fees payable to the independent auditors for all routine and non-routine services provided, including all services described under “Audit Related Fees, “Tax Fees” and “All Other Fees”. Our audit committee considers and approves the budget for the annual audit and financial statement review services prior to the initiation of the work. Non-routine services in the ordinary course of business which are not prohibited under SEC regulation, such as tax planning, tax compliance, and other services generally, are pre-approved on a case-by-case basis.

None of the hours expended on RubinBrown LLP’s engagement to audit our financial statements for 2013 were attributed to work performed by persons who were not RubinBrown LLP’s full-time, permanent employees.

Our audit committee is also required to consider the independence of RubinBrown LLP when engaging the firm to perform audit-related and other services. It was determined by our audit committee that audit-related and other services provided and the fees paid for those services for 2013 were compatible with maintaining the independence of RubinBrown LLP.

Financial Information - Annual Report.

Our Annual Report for the year ended December 31, 2013 is included herewith. We will provide without charge additional copies of our Annual Report upon written request. Requests and related inquiries should be directed to Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105.

Other Proposed Actions.

Our board knows of no other matter to come before the 2014 annual meeting of our shareholders. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying shareholder proxy to vote such proxy in accordance with their best judgment.

Voting Procedures.

Required Vote.

In accordance with Delaware law and our bylaws, our directors will be elected at the 2014 annual meeting of our shareholders by a plurality of the votes cast by shareholders. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Any other matter on which shareholders vote at the 2014 annual meeting, including ratification of the appointment of RubinBrown LLP as our independent auditor for the year ending December 31, 2014, will be determined by the affirmative vote of a majority of the votes cast.

Quorum.

The presence, in person or by proxy, of shareholders owning shares of our common stock representing a majority of the votes entitled to be cast by shareholders at the 2014 annual meeting will constitute a quorum for the transaction of business at the annual meeting for which shareholders have the right to vote. Shareholders who deliver valid proxies or vote in person at the annual meeting will be considered part of the respective quorums. Once a share is represented for any purpose at the annual meeting, it is deemed present for quorum purposes for the remainder of the annual meeting and for any adjourned meeting. We will count abstentions as present and entitled to vote for purposes of determining the applicable quorum.

Proxies and Voting.

Shares of our common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the: (i) election of Lee E. Mikles, Paul M. Manheim and Thomas R. Evans as Class B directors of the Company; and (ii) approval of the appointment of RubinBrown LLP as our independent auditor for 2014. You can vote for approval of a particular proposal by marking the shareholder proxy card enclosed herewith with an “X” in the box under “FOR” for such proposal. If you do not wish to vote “FOR” the election of Lee E. Mikles, Paul M. Manheim or Thomas R. Evans, you can mark the shareholder proxy card with an “X” in the box under “WITHHOLD” for Item 1 on the card next to their respective names, and you can vote against approval of any of the other proposals by marking the shareholder proxy card with an “X” in the box under “AGAINST” for such proposal. Abstentions (other than with respect to the election of directors) may be specified with respect to any of the resolutions by properly marking with an “X” in the box under “ABSTAIN” on the shareholder proxy card, and will be counted as present for the purpose of determining the existence of a shareholder quorum.

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares. Such entities may have authority to vote their customers’ shares on certain routine matters, including the ratification of auditors. When a firm votes its customers’ shares on routine matters, those shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters without instructions from the customers. Accordingly, those shares are not counted as votes against a non-routine matter, but rather are not counted at all for such a matter. Proposal 1 (election of directors) and Proposal 3 (advisory vote on compensation of named executive officers) are not considered routine matters under the NASDAQ Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those items. If you hold your shares in street name and wish for your shares to be voted on these matters, you must provide your broker with voting instructions.

You also may attend the 2014 annual meeting of our shareholders and vote your shares. We encourage you to vote your shares by proxy even if you plan to attend the annual meeting. If you do attend the annual meeting, you will be asked to present valid photo identification, such as a driver’s license or passport. If you hold your stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting such ownership on or after the July 11, 2014 record date for the meeting.

Delivery of Documents to Security Holders Sharing an Address.

Our Annual Report, Proxy Statement, and Notice of Internet Availability of Proxy Materials are being delivered to each shareholder of record, even if two or more shareholders of record share an address. Shareholders sharing an address can request delivery of a single copy of our Annual Reports, Proxy Statements, and Notices of Internet Availability of Proxy Materials by requesting the same to our corporate secretary at 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105.

Shareholder Approval of Executive Compensation.

At our 2011 annual shareholder meeting, our shareholders approved three year intervals for advisory votes on compensation of our named executive officers. Pursuant to Section 14A of the Exchange Act, we have included a shareholder vote on the compensation of our named executive officers in these proxy materials. The next subsequent vote on such matters will not be held until our 2017 annual shareholder meeting. All such votes are non-binding.

By Order of the Board of Directors

/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

July 18, 2014

FUTUREFUEL CORP.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 3, 2014.

Vote by Internet

- Go to **www.envisionreports.com/FF**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold
01 - Lee E. Mikles	☐	☐
02 - Thomas R. Evans	☐	☐
03 - Paul M. Manheim	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

3 3 A V 2 0 3 2 0 0 1

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TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

FUTUREFUEL CORP.

Proxy — FUTUREFUEL CORP.

Notice of 2014 Annual Meeting of Shareholders

8235 Forsyth Blvd., 8th Floor
Clayton, Missouri 63105

Proxy Solicited by Board of Directors for Annual Meeting — September 3, 2014

Each of James F. Sanders and Christopher Schmitt is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FutureFuel Corp. to be held on September 3, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)